EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Iron Mountain Incorporated on Form S-8 of our report dated March 8, 2004, relating to the consolidated financial statements of Iron Mountain Incorporated as of and for the years ended December 31, 2003 and December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications and the adoption of Statement of Financial Accounting Standards No. 142 in 2002) appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 16, 2004